Exhibit 10.7

EXECUTION COPY

LIMITED LIABILITY COMPANY
SECURITYHOLDERS AGREEMENT

Dated June 30, 2006

Among

HAWKEYE INTERMEDIATE, LLC

AND

THE OTHER PARTIES HERETO

i

8.5	Successors and Assigns	19

8.6	Counterparts	19

8.7	Remedies	19

8.8	Notices	20

8.9	Governing Law	20

8.10	Consent of THL	21

8.11	Descriptive Headings	21

ii

LIMITED LIABILITY COMPANY SECURITYHOLDERS AGREEMENT

THIS LIMITED LIABILITY COMPANY SECURITYHOLDERS AGREEMENT (this “Agreement”) is entered into as of June 30, 2006 by and among (i) Hawkeye Intermediate, LLC, a Delaware limited liability company (the “Company”), (ii) Hawkeye Holdings, L.L.C., an Iowa limited liability company (“HH”), (iii) THL Hawkeye Acquisition Partners, THL Hawkeye Acquisition Partners II, THL Hawkeye Acquisition Partners III, and certain other parties identified on the signature pages hereto as a “THL Holder” that is or becomes a holder of Units (each, a “THL Holder” and collectively “THL”), and (iv) the initial parties to this Agreement who are identified as Management Holders on the signature pages hereto (each, a “Management Holder,” collectively, the “Management Holders”). HH, THL, the Management Holders and each other holder of Securities that is or may become a party to this Agreement as contemplated hereby are sometimes referred to herein collectively as the “Securityholders” and individually as a “Securityholder”. The Securities (as defined below) owned by each Securityholder are set forth on Schedule A attached hereto.

The parties hereto agree as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

1.1           Representations and Warranties of the Company. The Company hereby represents and warrants to the Securityholders that as of the date of this Agreement:

(a)                 it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action;

(b)                this Agreement has been duly and validly executed and delivered by the Company and constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(c)                 the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company or (iii) conflict with, or result in a breach or default under, any term or condition of the Company’s organizational documents or any agreement or instrument to which the Company is a party or by which it is bound.

1.2           Representations and Warranties of the Securityholders. Each Securityholder (as to himself or itself only) represents and warrants to the Company and the other Securityholders that, as of the time such Securityholder becomes a party to this Agreement:

(a)                 this Agreement (or the separate joinder agreement executed by such Securityholder) has been duly and validly executed and delivered by such Securityholder, and this Agreement constitutes a legal and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms; and

(b)                the execution, delivery and performance by such Securityholder of this Agreement (or any joinder to this Agreement, if applicable) and the consummation by such Securityholder of the transactions contemplated hereby (and thereby, if applicable) will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which such Securityholder is subject, (ii) violate any order, judgment or decree applicable to such Securityholder or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Securityholder is a party or by which such Securityholder is bound.

ARTICLE II
VOTING AGREEMENTS

2.1           Election of Managers.

(a)                 Size and Composition of the Board. The holders of a majority of the outstanding Class A Common Units shall be entitled to elect the managers to the Board. Each Securityholder, other than the Company, that is a party to this Agreement hereby agrees that such Securityholder will vote, or cause to be voted, all voting securities of the Company over which such Securityholder has the power to vote or direct the voting, and will take all other necessary or desirable reasonable actions within such Securityholder’s control, and the Company will take all necessary and desirable reasonable actions within its control, to cause the authorized number of managers of the Board to be established at up to nine (9) managers, with the initial Board fixed at seven (7) managers, and cause to be continued in office, the following individuals:

(i)            one (1) manager designated by HH (the “HH Manager”); provided, however, that HH shall lose its right to designate a manager when HH (or the HH Members) fails to own at least a majority of the Preferred Units and Class A Common Units it owns as of the date hereof;

(ii)           four (4) managers designated by the THL Holders as follows: one (1) manager designated by THL Hawkeye Acquisition Partners or its designee (with the Company to be notified of such designation), two (2) managers designated by THL Hawkeye Acquisition Partners II or its designee (with the Company to be notified of such designation) and one (1) manager designated by THL Hawkeye Acquisition Partners III or its designee (with the Company to be notified of such designation) (collectively, the “THL Managers”); and

(iii)          one (1) manager who shall be the Chief Executive Officer of the Company.

In addition, the Board will have the right to appoint up to an additional three (3) independent members of the Board, none of whom shall be either an employee of the Company or its Subsidiaries or an Affiliate of THL or HH.

(b)                Number of Votes. At each meeting of the Board (or any committee thereof) at which a quorum is present, each manager shall be entitled to one vote on each matter to be voted on at such meeting.

(c)                 Resignation and Removal. If at any time any manager ceases to serve on the Board (whether due to resignation, removal or otherwise), the Securityholder(s) shall designate a successor manager to fill the vacancy created thereby on the terms and subject to the conditions of paragraph (a) above. If at any time an HH Manager who is an employee of the Company ceases his employment with the Company, such HH Manager shall be removed from the Board and HH shall designate a new HH Manager. Each Person that is a party hereto agrees to vote, or cause to be voted, all voting securities of the Company over which such Person has the power to vote or direct the voting, and shall take all such other reasonable actions as shall be necessary or desirable, to cause the designated successor to be elected to fill such vacancy. Any party or parties hereto entitled to designate a specific manager, may remove such manager, at any time and from time to time, with or without cause (subject to applicable law or the LLC Agreement), in such party’s or parties’ sole discretion, and after written notice to each of the parties hereto of the new designee to replace such manager, the Securityholders shall promptly vote, or cause to be voted, all voting securities of the Company over which such Securityholder has the power to vote or direct the voting, and will take all other necessary or desirable reasonable actions within such Securityholder’s control, to elect such designee to the Board in accordance with this Section 2.1. To the extent any Securityholder entitled to designate a manager pursuant to Section 2.1(a) fails to do so, the individual currently serving as a manager will continue in office until his or her successor is designated and elected.

(d)                Removal for Cause. Nothing in this Agreement shall be construed to impair any rights that the Securityholders of the Company may have to remove any manager for cause under applicable law or the LLC Agreement. No such removal of an individual designated pursuant to this Section 2.1 for cause shall affect any of the Securityholders’ rights to designate a different individual pursuant to this Section 2.1 to fill the position from which such individual was removed.

(e)                 Committees of the Board. The Board shall establish an audit committee, compensation committee and nominating committee and such other committees as the Board from time to time may determine. Each committee shall be comprised of three (3) members, two (2) of which shall be THL Managers as provided above.

(f)                 Transfer of Rights to Designate Managers. In the event any of the THL Holders shall Transfer any of their Preferred Units and Class A Common Units to a third party, THL shall have the right, if it so elects, to permit such Transferee thereafter to have the right to designate such number of managers (who theretofore were THL Managers) as is determined by THL and that is reasonably proportionate to the Preferred Units and

Class A Common Units transferred to such Transferee. HH’s right to designate a manager is not transferable, other than to the HH Members acting by the consent of the holders of a majority of the Units held by the HH Members.

2.2           Actions Requiring Certain Approvals.

(a)           Board Approval. Exhibit A hereto sets forth a list of actions on the part of the Company or its Subsidiaries that require approval of the Board. Notwithstanding the foregoing, the payment of any fees by the Company to any Securityholder or their Affiliates (other than pursuant to the Management Agreement as in effect on the date hereof) or any transactions between the Company and any Affiliate shall require the approval of a majority of the disinterested members of the Board.

(b)           Member Approval. The actions on the part of the Company or its subsidiaries set forth on Exhibit A shall also require the approval of the holders of a majority of the outstanding Preferred Units.

2.3           Other Voting Matters. In order to effectuate the provisions of Sections 3.6 and 4.1, each HH Member and each Management Holder grants to the Chief Executive Officer of the Company, or if he or she shall be unable to exercise this proxy due to illness or absence or if the position of Chief Executive Officer of the Company shall be vacant, to the President and Chief Financial Officer of the Company, a proxy to vote at any annual or special meeting of Securityholders, or to take any action by written consent in lieu of such meeting with respect to, or to otherwise take action in respect of, all of the Securities owned or held of record by such holder in connection with the matters set forth in Sections 3.6 and 4.1 in accordance with the provisions of Sections 3.6 and 4.1. EACH OF THE PROXIES GRANTED HEREBY IS IRREVOCABLE AND IS COUPLED WITH AN INTEREST. To effectuate the provisions of this Section 2, the secretary of the Company, or if there be no secretary, such other officer or employee of the Company or as the Board may appoint to fulfill the duties of the secretary, shall not record any vote or consent or other action contrary to the terms of this Section 2.

ARTICLE III
TRANSFERS OF SECURITIES

3.1           General Restrictions on Transfers of Securities.

(a)                 General. Prior to the second anniversary of the Closing Date, neither HH nor any Management Holder may Transfer any Units without the prior written consent of the Board. Notwithstanding anything to the contrary contained in this Agreement, HH and each Management Holder may Transfer without the necessity of prior approval all or any of its, his or her Units pursuant to an Exempt Transfer and the restrictions in this Section 3.1(a) shall not apply to any Exempt Transfer; provided, however, that Preferred Units or Class A Common Units may not be transferred separately. If a Unitholder proposes to transfer Preferred Units or Class A Common Units, it shall also transfer a pro rata amount of the other class of interests, as the case may be.

(b)                Execution by Transferee of Counterpart Signature Page. No Transfer of any Securities by any Securityholder, other than a Public Sale, shall become effective unless and until the Transferee (unless such Transferee already is a party to this Agreement) executes and delivers to the Company a counterpart to this Agreement and the LLC Agreement, agreeing to be treated in the same manner and have the same status as the transferring Securityholder. Upon such Transfer and such execution and delivery, the Transferee shall be bound by, and entitled to the benefits of this Agreement with respect to the Transferred Securities in the same manner as the transferring Securityholder. Any attempted Transfer of Securities by any Securityholder not in accordance with this Section 3.1 shall not be effective and shall be void.

(c)                 HH Voting Matters. If HH makes a distribution in kind to any HH Member, any action requiring the consent or vote of HH hereunder will require the consent of the holders of a majority of the Units held by the HH Members.

3.2           Right of First Refusal.

(a)                 After the second anniversary of the Closing Date, if HH or any Management Holder (the “Transferring Holder”) proposes to Transfer any Units to a third party (the “Proposed Transferee”), then the Transferring Holder shall, before such Transfer, deliver to the Company at least twenty (20) days’ prior written notice of such proposed Transfer (the “Transfer Notice”) and the terms of such Transfer, including (A) the number of Units to which the Transfer relates (the “Transfer Units”), (B) the name and address of the proposed Transferee, and (C) the proposed amount and type of consideration and the terms and conditions of payment proposed by the Transferring Holder.

(b)                The Company (or its designees, which may include other Securityholders) shall have the first right to purchase all, but not less than all, of the Transfer Units. If the Company (or its designee) desires to purchase all of the Transfer Units, it shall communicate in writing its election to purchase all of the Transfer Units to the Transferring Holder, which communication shall be given within ten (10) days of the date the Transfer Notice was received by the Company. Such communication shall be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of all of the Transfer Units. Sales of the Transfer Units to be sold to the Company (or its designee) pursuant to this Section 3.2 shall be made at the offices of the Company within sixty (60) days following the date the Transfer Notice was given.

(c)                 If the Company (or its designee) does not purchase all of the Transfer Units, then the Transfer Units may be sold by the Transferring Holder at any time within ninety (90) days after the date the Transfer Notice was made, subject to the provisions of this Article III. Any such sale shall be to the Proposed Transferee at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the Transfer Notice. If the Transfer Units are not sold within such 90-day period, they shall continue to be subject to the requirements of a prior offer pursuant to this Article III, and may not be transferred except in compliance with the provisions of this Article III.

(d)                The provisions of Section 3.2 shall not apply to any Exempt Transfer.

3.3           Rights of Co-Sale.

(a)                 Tag-Along Rights. Prior to (i) HH making any Transfer of Units (other than a Transfer described in Section 3.3(b)) with respect to which the Company does not elect to purchase all of such Units pursuant to Section 3.2, and (ii) THL making any Transfer of Units (other than a Transfer described in Section 3.3(b)), such holder of Units proposing to make such a Transfer (for purposes of this Section 3.3, a “Selling Holder”) shall give at least fifteen (15) days’ prior written notice to each other Securityholder (for purposes of this Section 3.3, each an “Other Holder”), and the Company, which notice (for purposes of this Section 3.3, the “Sale Notice”) shall identify the Units that are proposed to be sold (for purposes of this Section 3.3, the “Co-Sale Offered Securities”), and describe in reasonable detail the terms and conditions of such proposed Transfer and identify each prospective Transferee. Any of the Other Holders may, within ten (10) days of the receipt of the Sale Notice, give written notice (each, a “Tag-Along Notice”) to the Selling Holder that such Other Holder wishes to participate in such proposed Transfer upon the terms and conditions set forth in the Sale Notice, which Tag-Along Notice shall specify the Units such Other Holder desires to include in such proposed Transfer; provided, however, that (1) each Other Holder shall be required, as a condition to being permitted to sell Units pursuant to this Section 3.3(a) in connection with a Transfer of Co-Sale Offered Securities, to sell its proportionate amount (based on the respective Pro Rata Amounts of the Selling Holder and each Other Holder exercising tag-along rights under this Section 3.3(a)) of the Units proposed to be sold by the Selling Holder and (2) to exercise its tag-along rights hereunder, each Other Holder must agree to make to the Transferee the same representations, warranties, covenants, indemnities and agreements as the Selling Holder agrees to make in connection with the Transfer of the Co-Sale Offered Securities (except that in the case of representations and warranties pertaining specifically to, or covenants made specifically by, the Selling Holder, the Other Holders shall make comparable representations and warranties pertaining specifically to (and, as applicable, covenants by) themselves), and must agree to bear his or its ratable share (which shall be proportionate based on the value of Units that are Transferred but shall not exceed the amount of proceeds received in connection with such Transfer) of all liabilities to the Transferees arising out of representations, warranties and covenants (other than those representations, warranties and covenants that pertain specifically to a given Securityholder, who shall bear all of the liability related thereto), indemnities or other agreements made in connection with the Transfer. Each participating Other Holder will bear its or his pro-rata share (based upon the relative amount of Units sold) of all reasonable and customary costs of the sale of Units pursuant to this Section 3.3(a) to the extent such costs are not otherwise paid by the Transferee. If any holder of Class B Common Units wishes to participate in any sale pursuant to this Section 3.3(a), appropriate economic adjustments to the Class B Common Units offered for sale in the Tag-Along Notice may be made to reflect the economic value of the Class B Common Units (as determined in accordance with Section 5.4 of the LLC Agreement). Any holder of Class B Common Units shall only be entitled to participate in sales of Common Units hereunder.

If none of the Other Holders gives the Selling Holder a Tag-Along Notice prior to the expiration of the 10-day period for giving Tag-Along Notices with respect to the Transfer proposed in the Sale Notice, then (notwithstanding the first sentence of this Section 3.3(a)) the Selling Holder may Transfer such Co-Sale Offered Securities on the terms and conditions set forth, and to or among any of the Transferees identified (or Affiliates of Transferees identified), in the Sale Notice at any time within ninety (90) days after expiration of the 10-day period for giving Tag-Along Notices with respect to such Transfer. Any such Co-Sale Offered Securities not Transferred by the Selling Holder during such 90-day period will again be subject to the provisions of Section 3.2 and this Section 3.3(a) upon subsequent Transfer. If one or more Other Holders give the Selling Holder a timely Tag-Along Notice, then the Selling Holder shall use all reasonable efforts to obtain the agreement of the prospective Transferee(s) to the participation of such Other Holders in any contemplated Transfer, on the same terms and conditions as are applicable to the Co-Sale Offered Securities, and no Selling Holder shall transfer any of its Securities to any prospective Transferee if such prospective Transferee(s) declines to allow the participation of such Other Holders, as provided herein.

(b)                Excluded Transfers. The rights and restrictions contained in Section 3.3(a) shall not apply with respect to any Exempt Transfer or any Transfer of Securities in a Public Sale.

(c)                 Excluded Securities. No Securities that have been transferred by the Selling Holder or an Other Holder in a Transfer pursuant to the provisions of Section 3.3(a) (“Excluded Securities”) shall be subject again to the restrictions set forth in Section 3.3(a), nor shall any Securityholder holding Excluded Securities be entitled to exercise any rights as an Other Holder under Section 3.3(a) with respect to such Excluded Securities, and no Excluded Securities held by a Selling Holder or any Other Holder shall be counted in determining the respective participation rights of such holders in a Transfer subject to Section 3.3(a).

3.4           Securities Act Compliance. No Securities may be Transferred by a Securityholder (other than pursuant to an effective registration statement under the Securities Act) unless such Securityholder first delivers, upon the Company’s request, to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such Transfer is not required to be registered under the Securities Act.

3.5           Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported Transferee of such Securities as the owner of such Securities for any purpose.

3.6           Transfers and Other Actions in Connection with Public Offering or Recapitalization.

(a)                 If a Public Offering has been approved by the Board and the Board deems it necessary or advisable to (i) cause the outstanding equity securities of the Company to be contributed to a corporation (the “IPO Corp.”) (including, without limitation, the contribution of such equity interests to one of the THL Corporate Holders), or (ii) effect a transaction having a similar effect, all Securityholders shall take any and all reasonable actions requested by the Board to cause the outstanding equity securities of the Company to be exchanged or contributed (through merger or otherwise) to such IPO Corp. The Company shall not take any action which is inconsistent with treating such exchange or contribution of the equity securities of the Company as an exchange or contribution of a capital asset for a capital asset of IPO Corp. Upon the contribution of the outstanding equity securities of the Company to IPO Corp., the Securityholders shall enter into a securityholders agreement with IPO Corp. in the form attached hereto as Exhibit B. The Company and the Securityholders shall use reasonable best efforts to structure any contribution by Securityholders to IPO Corp. to be governed by Section 351 of the Code and otherwise minimize adverse tax consequences to the Securityholders. For the avoidance of doubt, the consummation of the transactions contemplated in this Section 3.6(a) will not constitute a Sale of the Company. The securities of IPO Corp. received by each Securityholder shall have a fair value at least equal to the fair value of the Securities replaced thereby, calculated as if the Company were being liquidated in a hypothetical liquidation under Section 6.2(c) of the LLC Agreement. With respect to the Preferred Units, the holders of the Preferred Units will receive shares of redeemable preferred stock of IPO Corp. containing the following terms: (i) the redeemable preferred stock shall have an accruing dividend of 8% per year, compounding annually, from the date hereof through the date of redemption or conversion of such redeemable preferred stock; the redeemable preferred stock will participate in any dividends with respect to the Common Stock of IPO Corp. to the extent such dividends on the Common Stock exceed the 8% accruing dividend; (ii) the redeemable preferred stock will be redeemable upon the initial Public Offering at a price equal to $351,000,000 plus all accrued and unpaid Preferred Returns (the “Redemption Amount”); (iii) to the extent, whether for market or other reasons, IPO Corp. cannot redeem the full amount of the redeemable preferred stock upon the initial Public Offering, upon the election of either THL or HH to convert the redeemable preferred stock into Common Stock, all redeemable preferred stock held by THL and HH and not redeemed shall convert into that number of shares of common stock of IPO Corp. equal to the Redemption Amount divided by the price to the public of shares of Common Stock in the Public Offering; and (iv) the redeemable preferred stock will be redeemable upon a liquidation, winding up or sale of the Company at a price equal to the greater of (x) the Redemption Amount plus any and all accrued and unpaid dividends and (y) the same price per share payable with respect to the Common Stock (with accrued and unpaid dividends to be forgiven). With respect to the Class B Common Units, vesting restrictions applicable to such Class B Common Units will continue to apply unchanged to the shares of Common Stock of IPO Corp. received in exchange for such Class B Common Units.

(b)                If approved by the managing underwriter, IPO Corp. may distribute to each of THL and HH, in an amount based on each of THL and HH’s Pro Rata ownership of Common Units immediately prior to the contribution of the outstanding equity securities of the Company to IPO Corp., the right to receive certain payments from IPO Corp. following the Public Offering, which such payments will be in amounts equal to the tax savings recognized by IPO Corp. in connection with certain tax attributes transferred to IPO Corp. in connection with the restructuring.

(c)                 If the Board deems it necessary or advisable to form a limited liability company as a holding company to own 100% of the outstanding equity interests of the Company (“Holdco LLC”), all Securityholders shall take any and all reasonable actions requested by the Board to cause the outstanding Securities of the Company to be contributed to such Holdco LLC in exchange for equity securities (the “Holdco LLC Securities”) having the same terms as the Securities contributed and such Holdco LLC Securities to be held among the Securityholders in the same proportion as the Securities are held immediately prior to the contribution and exchange. Upon the contribution of the outstanding Securities of the Company to Holdco LLC in exchange for the Holdco LLC Securities, Holdco LLC shall become party to this Agreement and all references herein to the Company shall be deemed to refer to Holdco LLC and the Company shall be a “Subsidiary” of the Company. For the avoidance of doubt, the consummation of the transactions contemplated in this Section 3.6(c) will not constitute a Sale of the Company. The securities of Holdco LLC received by each Securityholder shall be of like kind and have a fair value at least equal to the fair value of the Securities replaced thereby, calculated as if the Company were being liquidated in a hypothetical liquidation under Section 6.2(c) of the LLC Agreement.

ARTICLE IV
TAKE-ALONG RIGHTS ON APPROVED SALE

4.1           Take-Along Right.

(a)                 Sale of the Company. If THL elects to consummate, or to cause the Company to consummate, a transaction constituting a Sale of the Company by way of a sale of at least 75% of the Units held by THL in a bona fide third-party sale, THL shall notify the Company and the other Securityholders in writing of that election, all other Securityholders will agree to participate in, consent to and raise no objections to the proposed transaction (other than with respect to fiduciary duty claims and conflict of interest claims), and the Securityholders and the Company will take all other actions reasonably necessary or desirable to cause the consummation of such Sale of the Company on the terms proposed by THL. In connection therewith, each other Securityholder shall be required to make the same representations, warranties, covenants, indemnities and agreements as THL agrees to make in connection with the Sale of the Company (except in the case of representations and warranties pertaining specifically to, or covenants made specifically by, THL, the other Securityholders shall make comparable representations and warranties pertaining specifically to (and, as applicable, covenants by) themselves), and must agree to bear his, her or its ratable share (which shall be proportionate based on the value of Securities sold) of all liabilities to the Transferees arising out of representations, warranties and covenants (other than those representations, warranties and covenants that pertain specifically to a given Securityholder), indemnities or other agreements made in connection with the Sale of the Company. Each Securityholder will bear its, his or her pro-rata share (based on the relative amount of Securities sold) of all reasonable and customary costs of the sale of Securities pursuant to this Section 4.1(a) to the extent such costs are not otherwise paid by the acquirer. Without limiting the foregoing, (i) if the proposed Sale of the Company is structured as a sale of assets or a merger or consolidation, or otherwise requires equityholder approval, the Securityholders and the Company will vote or cause to be voted all Securities that they hold or with respect to which such Securityholder has the power to direct the voting and which are entitled to vote on such transaction in favor of such transaction and will waive any appraisal rights which they may have in connection therewith and (ii) if the proposed Sale of the Company is structured as or involves a sale or redemption of Securities, the Securityholders will agree to sell their pro rata share of the Securities being sold in such Sale of the Company on the terms and conditions approved by THL, and the Securityholders will execute any merger, asset purchase, security purchase, recapitalization or other sale agreement approved by THL in connection with such Sale of the Company.

(b)                Conditions. The obligations of the Securityholders with respect to the Sale of the Company are subject to the satisfaction of the following conditions: upon the consummation of the Sale of the Company, all of the holders of a particular class or series of Securities shall receive the same form and amount of consideration per share, unit or amount of Securities, or if any holders of a particular class or series of Securities are given an option as to the form and amount of consideration to be received, all holders of such class or series will be given the same option. The amount to be received by each such Securityholder will be in accordance with the provisions of Section 5.4 of the LLC Agreement.

(c)                 Costs and Expenses. Each Securityholder will bear its, his or her pro-rata share (based upon the relative amount of Securities sold) of the reasonable and customary costs of any sale of Securities pursuant to a Sale of the Company to the extent such costs are incurred for the benefit of all Securityholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by or on behalf of a Securityholder for its, his or her sole benefit will not be considered costs of the transaction hereunder. In the event that any transaction that THL elects to consummate or cause to be consummated pursuant to this Section 4.1 is not consummated for any reason (other than a breach by THL), the Company will reimburse THL for all actual and reasonable expenses paid or incurred by THL in connection therewith; provided, however, that the Company shall not be required to reimburse THL for the expenses of more than one legal or financial adviser, as the case may be.

(d)                Further Assurances. In the event of a sale or exchange by the Securityholders of all or substantially all of the Securities held by the Securityholders (whether by sale, merger, recapitalization, reorganization, consolidation, combination or otherwise), each Securityholder shall receive in exchange for the Securities held by such Securityholder the same portion of the aggregate consideration from such sale or exchange that such Securityholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the LLC Agreement as in effect immediately prior to such sale or exchange. Each Securityholder shall take all necessary or desirable reasonable actions in connection with the distribution of the aggregate consideration from such sale or exchange as requested by the Company.

ARTICLE V
INFORMATION RIGHTS

5.1           Information Rights. Prior to the consummation of the initial Public Offering by the Company or any successor entity, the Company shall provide to holders of more than one percent (1%) of the outstanding Units:

(a)                 Audited Annual Statements. Within one hundred twenty (120) days after the end of each fiscal year, an audited balance sheet of the Company as of the end of such fiscal year, and an audited statement of income and statement of cash flows of the Company for such year, in each case prepared in accordance with GAAP and setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail.

(b)                Quarterly Statements. Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, unaudited balance sheets of the Company as of the end of such fiscal quarter, unaudited statements of income, and unaudited statements of cash flows for such fiscal quarter and for the current fiscal year to date. Such financial statements shall be prepared in accordance with GAAP consistently applied (other than omission of accompanying notes) and compared with both the actual results from the corresponding quarter of the previous fiscal year and the budget for the current fiscal year, all in reasonable detail.

ARTICLE VI
PRE-EMPTIVE RIGHTS

6.1           Issuance of New Securities.

(a)                 Purchase Rights. If at any time after the date of this Agreement the Company proposes to issue or sell any Units, Common Stock, Common Stock Equivalents or Preferred Stock of the Company (collectively, “New Securities”) to any Person, the Company shall first offer to sell to the Securityholders holding Common Units that have vested or are not subject to vesting pursuant to the terms of any agreement with the Company a portion of each type of such New Securities equal to the quotient determined by dividing (x) the number of vested Common Units which are held or beneficially owned by such Securityholder, by (y) the total number of Common Units outstanding immediately prior to such issuance or sale. The Securityholders shall be entitled to purchase all or any portion of their respective portions (as determined in the immediately preceding sentence) of such New Securities at the most favorable price and on the most favorable terms as such New Securities are to be offered to any Person.

(b)                Offer Period. In order to exercise its purchase rights hereunder, each Securityholder must, within thirty (30) days after receipt of written notice from the Company describing in reasonable detail the New Securities being offered, the purchase price thereof, the payment terms and the percentage of the New Securities available to such holder pursuant to Section 6.1(a), deliver a written notice to the Company describing its election to exercise its purchase rights hereunder.

(c)                 Expiration of Offer Period. Upon the expiration of the offering periods described above, the Company shall be entitled to sell such New Securities which the Securityholders have not elected to purchase during the one hundred eighty (180) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Securityholders. Any New Securities to be sold by the Company to any Person after such 180-day period must be reoffered to the Securityholders pursuant to the terms of this Section 6.1.

(d)                Exceptions to Purchase Rights. The provisions of this Section 6.1 will not apply to the following issuances of New Securities:

(i)            any New Securities issued upon the conversion or exercise of any Common Stock Equivalents not issued in violation of this Section 6.1;

(ii)           any issuance of New Securities incident to the exercise, conversion or exchange of any securities of the Company that were not issued in violation of this Section 6.1, a subdivision of shares (including, without limitation, any stock dividend or stock split), any combination of shares (including, without limitation, any reverse stock split) or any recapitalization, reorganization or reclassification of the Company;

(iii)          any New Securities issued to a seller(s) in connection with business acquisitions or similar transactions approved by the Board;

(iv)          Class B Common Units or other incentive equity issued to employees or consultants of the Company up to five percent (5%) of the fully diluted ownership of the Company; or

(v)           any securities issued in a Public Offering.

(e)                 Distressed Purchase. Nothing in this Section 6.1 shall be deemed to prevent THL or any Affiliate of THL from purchasing for cash any New Securities without first complying with the provisions of this Section 6.1; provided, that in connection with such purchase, (i) the Board has determined in good faith (1) that the Company needs an immediate cash investment, (2) that no alternative financing on terms no less favorable to the Company in the aggregate than such purchase is available which is of a type that could be obtained without having to comply with this Section 6.1 and (3) that the delay caused by compliance with the provisions of this Section 6.1 in connection with such investment would be reasonably likely to cause material and immediate harm to the Company, (ii) the Company gives prompt notice to the other Securityholders of such investment, which notice shall describe in reasonable detail the New Securities being purchased by the Person making such purchase (for purposes of this Section 6.1, the “Purchasing Holder”) and the purchase price thereof and (iii) the Purchasing Holder and the Company take all steps necessary to enable the other Securityholders to effectively exercise their respective rights under this Section 6.1 with respect to their purchase of a pro-rata share of the New Securities issued to the Purchasing Holder after such purchase by the Purchasing Holder on the terms specified in Section 6.1(a).

ARTICLE VII
AMENDMENT AND TERMINATION

7.1           Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Securityholders unless such modification, amendment or waiver is approved in writing by each of the Company, the THL Holders and HH; provided, however, that if any modification, amendment or waiver adversely affects the rights of the Class B Common Units, the consent of the holders of a majority of the Class B Common Units shall be required for such modification, amendment or waiver. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

7.2           Termination of Agreement. This Agreement will terminate in respect of all Securityholders upon the earliest to occur of: (a) with the written consent of the Company, the THL Holders holding a majority of the Units held by all THL Holders, and HH, (b) upon the dissolution, liquidation or winding-up of the Company, (c) upon the consummation of a Sale of the Company, or (d) the Company’s or any successor entity’s (including the IPO Corp.’s) initial Public Offering.

7.3           Termination as to a Party. Any Person who ceases to hold any Securities shall cease to be a Securityholder and shall have no further rights or obligations under this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1           Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Affiliate” of any particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person or, in the case of a natural Person, any other member of such Person’s Family Group.

“Agreement” has the meaning given to such term in the preamble.

“Board” means the Board of Managers of the Company.

“Class A Common Units” means the Class A Common Units of the Company, and any units, shares or other equity interests of the Company or a successor entity received in respect of such Class A Common Units.

“Class B Common Units” means the Class B Common Units of the Company, and any units, shares or other equity interests of the Company or a successor entity received in respect of such Class B Common Units.

“Closing” or “Closing Date” has the meaning given to such term in the Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Co-Sale Offered Securities” has the meaning given such term in Section 3.3(a).

“Common Stock” means, collectively, following the contribution of the outstanding equity securities of the Company to a corporation or the Company being merged into, or otherwise succeeded by, a corporation, the common stock of the Company or such successor and any other class or series of authorized capital stock of the Company or such successor which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the successor to the Company.

“Common Stock Equivalents” means (without duplication with any Units, Common Stock or other Common Stock Equivalents) rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Units, Common Stock or securities exercisable for or convertible or exchangeable into Units or Common Stock, as the case may be, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Common Units” means, collectively, the Class A Common Units and the Class B Common Units.

“Company” has the meaning given to such term in the preamble.

“Control” (including, with correlative meaning, all conjugations thereof) means with respect to any Person, the ability of another Person to control or direct the actions or policies of such first Person, whether by ownership of voting securities, by contract or otherwise.

“Excluded Securities” has the meaning set forth in Section 3.3(c).

“Exempt Transfer” means a Transfer of Securities (a) to the Company (or its designee) pursuant to the exercise of a right of first refusal pursuant to Section 3.2(a), (b) pursuant to an exercise of tag-along rights as an Other Holder under Section 3.3, (c) pursuant to a Sale of the Company under Section 4.1, (d) upon the death of the holder pursuant to the applicable laws of descent and distribution, (e) solely to or among such Person’s Family Group (so long as the individual effecting such Transfer maintains control over the voting and disposition of such Securities), (f) incidental to the exercise, conversion or exchange of such Securities in accordance with their terms, any combination of Securities (including, without limitation, any reverse stock split) or any recapitalization, reorganization or reclassification of, or any merger or consolidation involving, the Company, including pursuant to Section 3.6, (g) pursuant to the terms of the Indemnity Escrow Agreement, (h) to or among the partners or members of THL and the partners, securityholders and employees of such partners, or to an Affiliate of the holder effecting such Transfer (provided, that the Affiliate to which such Transfer is made at all times thereafter during the term of this Agreement remains an Affiliate of the holder effecting such Transfer), (i) in an amount having a value (based on the initial purchase price paid by THL) of up to $4.0 million, consisting of 90% Preferred Units and 10% Class A Common Units, to Mission Enterprises, LLC, a “qualified institutional buyer” (as such term is defined under Rule 144A of the Securities Act of 1933, as amended) (a “QIB”), (j) (i) pursuant to distributions in kind by HH to its members and distributions in kind by such members to their respective shareholders, partners or members, (ii) upon such member’s death, incapacity or otherwise pursuant to the applicable laws of descent and distribution, or (iii) to any member of such member’s Family Group (each holder or transferee in this subsection (j), an “HH Member”), (k) pursuant to distributions in kind by THL Hawkeye Coinvest Partners, L.P. to its limited partner, distributions in kind by such limited partner to its shareholder, and distributions in kind by such shareholder to its limited partners, provided that each such Transferee shall continue to be referred to as a THL Holder for purposes of this Agreement, or (l) in an aggregate amount having a value (based on the initial purchase price paid by THL) of up to $20.0 million, consisting of 90% Preferred Units and 10% Class A Common Units to certain lenders, each of which will be a QIB, under (i) that certain First Lien Credit Agreement dated as of June 30, 2006 among the Company, THL-Hawkeye Acquisition LLC, the lenders party thereto and Credit Suisse, as administrative agent and collateral agent for such lenders, and (ii) that certain Second Lien Credit Agreement dated as of June 30, 2006 among the Company, THL-Hawkeye Acquisition LLC, the lenders party thereto and Credit Suisse, as administrative agent and collateral agent for such lenders.

“Family Group” means, with respect to any individual, such individual’s spouse, parents, siblings and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s parents, siblings and descendants.

“GAAP” shall mean United States generally accepted accounting principles.

“HH” has the meaning given such term in the preamble.

“HH Manager” has the meaning given such term in Section 2.1(a)(i).

“HH Member” has the meaning given such term in the definition of Exempt Transfer.

“Indemnity Escrow Agreement” means that certain Indemnity Escrow Agreement by and among The Bank of New York, HH, THL and the Company dated the date hereof.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement dated as of the date hereof among the Company, THL, HH and the other parties thereto.

“Management Agreement” means the Management Agreement dated as of the date hereof by and between the Company and THL Managers VI, LLC.

“Management Holder(s)” has the meaning given to such term in the preamble.

“New Securities” has the meaning given such term in Section 6.1(a).

“Other Holder” has the meaning given such term in Section 3.3(a).

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any department or agency or political subdivision thereof.

“Preferred Return” has the meaning set forth in the LLC Agreement.

“Preferred Stock” means collectively, following the contribution of the outstanding equity securities of the Company to a corporation or the Company being merged into, or otherwise succeeded by, a corporation, the classes or series of authorized capital stock of the Company that is limited to a fixed sum or percentage of par value or stated value in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the successor to the Company.

“Preferred Units” means the Class A Redeemable Preferred Units of the Company.

“Pro Rata Amount” or “Pro Rata” means, with respect to (a) Preferred Units, the quotient obtained by dividing (i) the number of Preferred Units held by such Securityholder by (ii) the aggregate number of Preferred Units held by all Securityholders, and (b) Common Units, the quotient obtained by dividing (i) the number of Common Units that are not subject to further vesting pursuant to the terms of any agreement with the Company held by such Securityholder by (ii) the aggregate number of Common Units held by all Securityholders. In each case, Securities held in escrow under the Indemnity Escrow Agreement shall be deemed to be owned by HH or, if applicable, HH Members to whom such Securities have been distributed.

“Public Offering” means a sale of Common Stock to the public in an offering pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act, as then in effect, provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

“Public Sale” means a sale of Securities pursuant to a Public Offering or a Rule 144 Sale or its equivalent.

“Purchase Agreement” means the Membership Interest Purchase Agreement dated as of May 11, 2006 by and among HH, Hawkeye Renewables, LLC, THL Hawkeye Acquisition Partners and certain other parties thereto, as amended to date.

“Purchasing Holder” has the meaning given such term in Section 6.1(e).

“Rule 144” means Rule 144 adopted under the Securities Act (or any successor rule or regulation).

“Rule 144 Sale” means a sale of Securities to the public through a broker, dealer or market-maker pursuant to the provisions of Rule 144 (other than Rule 144(k) prior to a Public Offering) adopted under the Securities Act (or any successor rule or regulation).

“Sale of the Company” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other Person or group of related Persons on an arm’s-length basis other than an Affiliate of THL, pursuant to which such party or parties (a) acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the voting power of the Company or (b) acquire assets constituting all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis; provided, however, that in no event shall a Sale of the Company be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Company or any of its Subsidiaries or (ii) contributing assets or equity to entities controlled by the Company (or owned by the Securityholders in substantially the same proportions as their ownership of the Company).

“Sale Notice” has the meaning given such term in Section 3.3(a).

“SEC” means the Securities and Exchange Commission.

“Securities” means all Preferred Units, Class A Common Units and Class B Common Units that are subject to this Agreement.

“Securityholder(s)” has the meaning given such term in the preamble.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Selling Holder” has the meaning given such term in Section 3.3(a).

“Subsidiary” means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect directors having a majority of the voting power of the board of directors of such corporation.

“Tag-Along Notice” has the meaning given such term in Section 3.3(a).

“THL” has the meaning given such term in the preamble.

“THL Corporate Holder” means a corporation directly or indirectly controlled by Thomas H. Lee Partners, L.P. that holds an indirect interest in the Company through a THL Holder.

“THL Managers” has the meaning given such term in Section 2.1(a)(ii).

“THL Holder” has the meaning given such term in the preamble.

“THL Securities” means (a) Common Stock or Common Stock Equivalents hereafter acquired by THL and (b) any securities of the Company issued with respect to the securities referred to in clauses (a) or (b) above by way of a payment-in-kind, stock dividend or stock split or in connection with a combination of shares, exchange, conversion, recapitalization, merger, consolidation or other reorganization.

“Transfer” means (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly (including transfers of equity interests in HH), and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

“Transferee” means any Person to whom a Securityholder shall Transfer Units.

“Units” means the Company’s Preferred Units, Class A Common Units or Class B Common Units.

8.2           Legends.

(a)                 Securityholders Agreement. Each certificate or instrument evidencing Securities and each certificate or instrument issued in exchange for or upon the Transfer of any such Securities (if such securities remain subject to this Agreement after such Transfer) shall be stamped or otherwise imprinted with a legend (as appropriately completed under the circumstances) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE CONSTITUTE SECURITIES UNDER A CERTAIN SECURITYHOLDERS AGREEMENT DATED AS OF JUNE 30, 2006 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SECURITYHOLDERS AND, AS SUCH, ARE SUBJECT TO CERTAIN VOTING PROVISIONS, PURCHASE RIGHTS AND RESTRICTIONS ON TRANSFER SET FORTH IN THE SECURITYHOLDERS AGREEMENT. A COPY OF SUCH SECURITYHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(b)                Restricted Securities. Each instrument or certificate evidencing Securities and each instrument or certificate issued in exchange or upon the Transfer of any Securities shall be stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).”

(c)                 Removal of Legends. Whenever in the opinion of the Company and counsel reasonably satisfactory to the Company (which opinion shall be delivered to the Company in writing) the restrictions described in any legend set forth above cease to be applicable to any Securities, the holder thereof shall be entitled to receive from the Company, without expense to the holder, a new instrument or certificate not bearing a legend stating such restriction.

8.3           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.4           Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

8.5           Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Securityholders and any subsequent holders of Securities and the respective successors and assigns of each of them, so long as they hold Securities.

8.6           Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages) each of which shall be an original and all of which taken together shall constitute one and the same agreement.

8.7           Remedies. The Company and the Securityholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Securityholder may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

8.8           Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party; provided that any notice to be given to THL shall be deemed delivered if such notice is delivered to Thomas H. Lee Partners, L.P. at the address indicated below (with a copy to Weil, Gotshal & Manges LLP at the address indicated below). Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed) delivered personally, five (5) days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company’s address is:

Hawkeye Intermediate, LLC

c/o Hawkeye Renewables, LLC

21050 140th Street

Iowa Falls, IA 50126

Attention:	Chief Executive Officer
Facsimile:	(641) 648-8925

with copies to:

Thomas H. Lee Partners, L.P.

100 Federal Street

Boston, MA  02110

Attention:	Scott Sperling
Thomas Hagerty
Soren Oberg
Facsimile:	(617) 227-3514

and

Weil, Gotshal & Manges LLP
100 Federal Street
Boston, MA  02110

Attention:	James Westra, Esq.
Marilyn French, Esq.
Facsimile:	(617) 772-8333

8.9           Governing Law. The Delaware Limited Liability Company Act (and, following the contribution of the outstanding equity securities of the Company to a corporation or the Company being merged into, or otherwise succeeded by, a corporation, the relevant state corporation law) shall govern all questions arising under this Agreement concerning the relative rights of the Company and its equityholders. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in Wilmington, Delaware over any suit, action or proceeding arising out of or relating to this Agreement. The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.

8.10         Consent of THL. Unless otherwise specifically provided in this Agreement, to the extent the consent of THL is required with respect to any provision of this Agreement, consent shall be deemed given so long as written consent is granted by THL Hawkeye Acquisition Partners or Thomas H. Lee Partners, L.P.

8.11         Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Securityholders Agreement on the day and year first above written.

HAWKEYE INTERMEDIATE, LLC

By:	/s/ J.D. Schlieman
Name: J.D. Schlieman
Title: President

HAWKEYE HOLDINGS, L.L.C.

By:	/s/ Bruce Rastetter
Name: Bruce Rastetter
Title: Chief Executive

Signature Page to

Limited Liability Company Securityholders Agreement

THL HOLDERS:

THL HAWKEYE ACQUISITION PARTNERS

By: THL Equity Advisors VI, LLC, its General Partner

By:	/s/ Soren Oberg
Name: Soren Oberg
Title: Managing Director

THL HAWKEYE ACQUISITION PARTNERS II

By: THL Equity Advisors VI, LLC, its General Partner

By:	/s/ Soren Oberg
Name: Soren Oberg
Title: Managing Director

THL HAWKEYE ACQUISITION PARTNERS III

By: THL Equity Advisors VI, LLC, its General Partner

By:	/s/ Soren Oberg
Name: Soren Oberg
Title: Managing Director

THL HAWKEYE COINVEST PARTNERS, L.P.

By: THL Equity Advisors VI, LLC, its General Partner

By:	/s/ Soren Oberg
Name: Soren Oberg
Title: Managing Director

Signature Page to

Limited Liability Company Securityholders Agreement

MANAGEMENT HOLDERS:

/s/ Robert Kaplan
Robert Kaplan

/s/ Andrew Leitch
Andrew Leitch

/s/ Bruce Rastetter
Bruce Rastetter

/s/ J.D. Schlieman
J.D. Schlieman

/s/ Timothy Callahan
Timothy Callahan

Signature Page to

Limited Liability Company Securityholders Agreement

[Counterpart Signature Page to Securityholders Agreement]

[Name]